Exhibit 99.2

Ariix, LLC

Unaudited Condensed Consolidated Financial Statements

Ariix, LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	October 2,	January 3,
	2020	2020
ASSETS
Current assets:
Cash and cash equivalents	$6,327	$11,110
Accounts receivable	5,041	2,872
Inventories	17,032	15,477
Restricted cash	3,028	-
Prepaid expenses and other	7,038	5,257
Note receivable	1,100	-

Total current assets	39,566	34,716

Long-term assets:
Goodwill	9,332	9,332
Identifiable intangible assets, net	6,399	6,944
Property and equipment, net	740	974
Deferred income taxes	3,093	-
Restricted cash	-	2,927
Deposits and other	1,095	1,249

Total assets	$60,225	$56,142

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$10,112	$4,719
Accrued liabilities	29,405	28,091
Deferred revenue	5,512	3,840
Current portion of business combination liabilities	1,660	1,610
Current maturities of long-term debt	1,000	1,000

Total current liabilities Total current liabilities	47,689	39,260

Long-term liabilities:
Business combination liabilities, net of current portion	5,090	5,916
Long-term debt, net of current maturities	2,765	-

Total liabilities	55,544	45,176

Commitments and contingencies (Note 8)

Members’ equity
Members’ capital	5,117	11,366
Accumulated other comprehensive loss	(436)	(400)

Total members’ equity	4,681	10,966

Total liabilities and members’ equity	$60,225	$56,142

The accompanying notes are an integral part of these consolidated financial statements.

1

Ariix, LLC

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income

For the 2020 and 2019 Nine-Month Fiscal Periods

(In thousands)

	2020	2019

Net revenue	$190,754	$167,286
Cost of goods sold	44,479	38,453

Gross profit	146,275	128,833

Operating expenses:
Commissions expense	84,291	73,771
Selling, general and administrative expenses	45,795	38,642
Depreciation and amortization expense	1,328	528
Write-off of failed business combination costs	1,150	-
Impairment of property and equipment	79	-

Total operating expenses	132,643	112,941

Income from operations	13,632	15,892

Non-operating income (expenses):
Interest expense	(336)	(324)
Interest and other income (expense), net	(195)	(260)

Income before income taxes	13,101	15,308
Income tax benefit (expense)	827	(1,584)

Net income	13,928	13,724
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	(36)	134

Comprehensive income	$13,892	$13,858

The accompanying notes are an integral part of these consolidated financial statements.

2

Ariix, LLC

Unaudited Condensed Consolidated Statements of Members’ Equity

For the 2020 and 2019 Nine-Month Fiscal Periods

(In thousands)

		Accumulated
	Members’	Other
	Capital	Comprehensive
	Accounts	Loss	Total

For the 2020 Nine-Month Fiscal Period:
Balances, January 3, 2020	$11,366	$(400)	$10,966
Distributions to members	(20,177)	-	(20,177)
Foreign currency translation adjustments, net of tax	-	(36)	(36)
Net income	13,928	-	13,928

Balances, October 2, 2020	$5,117	$(436)	$4,681

For the 2019 Nine-Month Fiscal Period:
Balances, December 28, 2018	$6,097	$(604)	$5,493
Distributions to members	(3,277)	-	(3,277)
Foreign currency translation adjustments, net of tax	-	134	134
Net income	13,724	-	13,724

Balances, September 27, 2019	$16,544	$(470)	$16,074

The accompanying notes are an integral part of these consolidated financial statements.

3

Ariix, LLC

Unaudited Condensed Consolidated Statements of Cash Flows

For the 2020 and 2019 Nine-Month Fiscal Periods

(In thousands)

	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,928	$13,724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,328	528
Write-off of failed business combination costs	1,150	-
Accretion of discount on business combination liabilities	307	229
Impairment of property and equipment	79	-
Deferred income tax expense (benefit)	(3,089)	38
Changes in operating assets and liabilities, net of effects of business combination:
Accounts receivable	(2,168)	(71)
Inventories	(1,554)	1,360
Prepaid expenses, deferred expenses and other	(1,632)	(209)
Accounts payable	5,392	(453)
Deferred revenue	1,672	(1,616)
Other accrued liabilities	1,317	(2,157)

Net cash provided by operating activities	16,730	11,373

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for failed business combination	(1,150)	-
Cash payment pursuant to note receivable	(1,100)	-
Capital expenditures for long-lived assets	(188)	(299)
Cash paid for business combination	-	(3,000)

Net cash used in investing activities	(2,438)	(3,299)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from PPP Loan	2,765	-
Distributions to members	(20,177)	(3,277)
Cash payments for business combination obligations	(1,083)	(2,308)

Net cash used in financing activities	(18,495)	(5,585)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(479)	229

Net increase (decrease) in cash, cash equivalents and restricted cash	(4,682)	2,718
Cash, cash equivalents and restricted cash at beginning of Nine-Month Fiscal Period	14,037	15,058

Cash, cash equivalents and restricted cash at end of Nine-Month Fiscal Period	$9,355	$17,776

SUMMARY OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents at end of Nine-Month Fiscal Period	$6,327	$14,916
Restricted cash at end of Nine-Month Fiscal Period	3,028	2,860

Total	$9,355	$17,776

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$94	$94
Cash paid for income taxes	$3,189	$315

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Liabilities incurred in business combination, net of discount	$-	$4,217

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1 —BASIS OF PRESENTATION AND SIGNFICANT ACCOUNTING POLICIES

Overview

Ariix, LLC (“Ariix”) is a Utah limited liability company that was formed on January 4, 2011 (“Inception”) for a term of existence of 99 years. Ariix is an international direct selling company based in the state of Utah. Ariix provides unique high-quality products meeting consumer demands in the health and wellness industry for complete and balanced nutrition, weight loss management, water and air filtration, personal care products, essential oils, and anti-aging skincare. Ariix and its subsidiaries (the “Company”) distribute their products under the Nutrifii, Slenderiiz, Jouve, Puritii, Priime, Reviive, Nucerity, LIMU and Zennoa brands. All of these brands are sold exclusively through the Company’s network of distributors or independent product consultants (“IPCs”) and its owners (referred to as “Members”). As of September 30, 2020, the Company’s foreign markets included China, Special Administrative Regions of Hong Kong and Taiwan, Thailand, Japan, Canada, Europe, Australia, South Korea, Mexico, Russia and Kazakhstan.

On November 16, 2020, closing occurred for the NewAge Merger Agreement discussed in Note 11. Accordingly, the Company experienced a change of control whereby it is now a wholly-owned subsidiary of NewAge, Inc.

Legal Structure, Consolidation and Regulation

All of the Company’s subsidiaries are wholly-owned and consist of Ariix Korea LTD., Ariix Europe B.V., Ariix Thailand, Ariix Japan LTD., Ariix Hong Kong Holdings LTD., Ariix Hong Kong LTD., Ariix China Ltd., Hong Kong Services Ltd., Ariix Taiwan LTD., Ariix Mexico Operations S. de R.L., Ariix Australia PTY LTD., Ariix Canada Operations LLC, Ariix Italy S.R.L., Ariix UK LTD., Ariix Mexico Services S. de R. L., Ariix ZTH G.K., Ariix Healthy Living (Israel) PTY., Travel Destination International LLC, Ariix International, Inc., Ariix Shanghai Trading Co., Ariix Inc., Ariix Malta Holdings Ltd., Ariix Ireland Limited, Ariix Malta Limited. and Ariix Holdings LLC. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

The Company and its subsidiaries are subject to regulation by a number of governmental agencies, including the U.S. Food and Drug Administration; Federal Trade Commission; Consumer Product Safety Commission; federal, state, and local taxing agencies; and others. In addition, the Company and its subsidiaries are subject to regulation by a number of foreign government agencies.

Fiscal Periods

The Company’s fiscal years and interim fiscal periods end on the Friday closest to the last day of each calendar month. Accordingly, the 2020 nine-month fiscal period is comprised of the 39-week period from January 4, 2020 to October 2, 2020 (referred to herein as the “2020 Nine-Month Fiscal Period”). The 2019 nine-month fiscal period is comprised of the 39-week period from December 29, 2018 to September 27, 2019 (referred to herein as the “2019 Nine-Month Fiscal Period”).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements (the “Interim Financial Statements”) are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Interim Financial Statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, certain information and footnote disclosures required by U.S. GAAP for complete financial statement presentations have been condensed or omitted in accordance with such rules and regulations. In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Interim Financial Statements have been included. These Interim Financial Statements should be read in conjunction with the Company’s audited consolidated financial statements for the fiscal years ended January 3, 2020 and December 28, 2018.

The accompanying condensed consolidated balance sheet and related disclosures as of January 3, 2020 have been derived from the Company’s audited financial statements. The Company’s financial condition as of October 2, 2020 and its operating results for 2020 Interim Period are not necessarily indicative of the financial condition and results of operations that may be expected for any future interim period or for the fiscal year ending January 1, 2021.

5

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Comprehensive Income

Comprehensive income represents net income plus other comprehensive income (loss). Other comprehensive income (loss) consists of foreign currency translation adjustments, net of related taxes, that under U.S. GAAP are reported as separate components of Members’ equity instead of net income.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires the Company to make judgments, assumptions, and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes are reasonable under the circumstances, to determine the carrying values of assets and liabilities that are not readily apparent from other sources. The Company’s significant accounting estimates include, but are not necessarily limited to, impairment of goodwill and long-lived assets; valuation assumptions for assets acquired in business combinations and the related contingent consideration; estimated useful lives for identifiable intangible assets and property and equipment; allowances for sales returns, chargebacks and inventory obsolescence; deferred income taxes and the related valuation allowances; accruals for Ariix Opportunity Rewards; and the evaluation and measurement of contingencies. To the extent there are material differences between the Company’s estimates and the actual results, the Company’s future consolidated results of operation will be affected.

Recent Accounting Pronouncements

The following accounting standard was adopted by the Company effective at the beginning of the 2020 Nine-Month Fiscal Period:

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements on fair value measurements. The adoption of ASU 2018-13 did not have a material effect on the accompanying financial statement disclosures.

The following accounting standards are not yet effective for the Company. Due to the change of control discussed in Note 11, the adoption of these accounting standards will be subject to the transition policies of NewAge, Inc. as the successor reporting entity.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires the Company to recognize lease assets and lease liabilities on the balance sheet and also disclose key information about leasing arrangements. Early adoption is permitted, and the new standard was required to be adopted retrospectively to each prior reporting period presented upon initial adoption. However, in July 2018 the FASB issued ASU No. 2018-11 Targeted Improvements, which provides lessees the option to apply the new leasing standard to all open leases as of the adoption date by recognizing a cumulative-effect adjustment to accumulated deficit in the period of adoption without restating prior periods. The Company expects the primary impact of adopting this standard would have resulted in the recognition of right-of-use assets and operating lease liabilities of approximately $3.6 million for the discounted present value of the lease commitments summarized in Note 8.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the guidance on the impairment of financial instruments. This update adds an impairment model (known as the current expected credit losses model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. In November 2018, this guidance was amended by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses. ASU 2018-19 clarifies that operating lease receivables are not within the scope of ASC 326-20 and should instead be accounted for under the new leasing standard, ASC 842.

6

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 2 — BUSINESS COMBINATION

Failed Business Combination

On May 15, 2020, the Company entered into an asset purchase agreement (“APA”) that provided for total purchase consideration of $7.0 million to acquire Shannen Global Indonesia, PT (“Shannen”), a cosmetic based multi-level marketing business in Indonesia. Pursuant to the APA, Shannen was obligated to make post-closing deliverables, including title to certain real estate and a direct selling license. The Company paid cash of $1.15 million in May 2020 and agreed to pay an additional $5.75 million based on a percentage of the future revenue related to the sales, distribution and customer network of Shannen (the Shannen Deferred Consideration”). After the closing date, the parties determined that Shannen was unable to satisfy its obligations related to the post-closing deliverables. Accordingly, the sellers defaulted under the APA and the Company has not paid any of the Shannen Deferred Consideration. The Company and Shannen have conducted discussions to amicably unwind this failed business combination. Aside from the loss of amounts paid through October 2, 2020, management does not believe the Company will incur any additional obligations under the APA or pursuant to the unwinding of the transaction.

The Company does not expect to be able to recover any of the cash paid at closing. Accordingly, the Company recognized a charge for the write-off of the $1.15 million paid for Shannen in the accompanying condensed consolidated statement of operations and comprehensive income for the 2020 Nine-Month Fiscal Period. In addition, the Company paid a finder’s fee of $0.1 million that is included in commissions expense for the 2020 Nine-Month Fiscal Period.

Fiscal Year 2019 Business Combinations

In May and November 2019, the Company entered into two acquisition agreements whereby substantially all of the employees, suppliers and customers associated with the acquired businesses transferred to the Company. Accordingly, both of these transactions were accounted for using the acquisition method of accounting based on ASC 805, Business Combinations, and using the fair value concepts set forth in ASC 820, Fair Value Measurement. No liabilities were assumed under any of the acquisitions. A common purpose of both of the acquisitions was to expand the Company’s portfolio of products and to exploit cross selling opportunities through the combined distribution networks of the combined businesses. Goodwill of $5.4 million from both acquisitions consists of synergies and economies of scale expected to result by combining the distribution networks and expanded product offerings. All of the goodwill recognized to date for the Company’s business combinations is expected to be deductible for U.S. income tax purposes. Acquisition-related costs incurred for both of the business combinations completed in 2019 were less than $0.1 million and are included in selling, general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations and comprehensive income. The purchase price allocations were finalized for both acquisitions in 2019. The key terms of these business combinations are discussed below.

LIMU Business Combination

The Company completed an acquisition agreement with The LIMU Company, LLC (“LIMU”) that provided for a purchase price of $8.0 million. The closing date occurred on May 31, 2019 (the “LIMU Closing Date”). The primary purpose of the LIMU acquisition was to add LIMU’s nutritional beverage products to the Company’s portfolio of product offerings. The assets acquired included (i) the sales, distribution and customer network and all customer and distributor lists (the “LIMU Network”), (ii) intellectual property, (iii) inventories, (iii) exclusive worldwide rights to manufacture, market and distribute the Nucerity products, and (iv) certain equipment used in the business.

The Company paid $3.0 million of the purchase price on the LIMU Closing Date. The remaining $5.0 million is deferred consideration payable at 5.0% of monthly post-closing sales related to the LIMU Network (the “LIMU Deferred Consideration”). The LIMU Deferred Consideration is collateralized and subject to a security agreement until the entire amount is paid in full. The Company imputed interest at 4.5% on the $5.0 million of LIMU Deferred Consideration which resulted in an initial carrying value of $4.2 million. The Company expects to pay the full obligation based on current sales trends.

Zennoa Business Combination

The Company completed an acquisition agreement with Zennoa, LLC (“Zennoa”) on November 27, 2019 (the “Zennoa Closing Date”), that provided for a fixed purchase price of $2.25 million (the “Fixed Payments”) plus deferred installment payments of $2.5 million (the “Deferred Payments”) for a total of $4.75 million. In addition, the Company is obligated to make Growth Incentive Payments (“GI Payments”) after the stated purchase price of $4.75 million is paid in full. The primary purpose of the Zennoa acquisition was to add supplements and healthy beverages to the Company’s portfolio of product offerings. The assets acquired from Zennoa include (i) the worldwide sales, distribution and customer network and all customer and distributor lists (the “Zennoa Network”), (ii) intellectual property, (iii) inventories, (iv) exclusive worldwide rights to manufacture, market and distribute the Zennoa products, and (v) certain equipment used in the business.

7

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

The Company paid $0.8 million of the Fixed Payments on the Zennoa Closing Date and $0.6 million was paid in June 2020. The remaining balance of $850,000 was partially settled through a cash payment of $0.5 million in December 2020, and the remaining $350,000 is due in May 2021. The Company did not impute interest on the unpaid portion of the Fixed Payments since the impact was immaterial.

Beginning in December 2020, the Deferred Payments up to an aggregate of $2.5 million are payable based on annualized sales from the Zennoa network for the latest completed month (the “Zennoa Sales Metric”). The Deferred Installments are computed using a variable percentage of the prior month’s sales whereby (i) no amounts are payable if the Zennoa Sales Metric is less than $6.0 million, (ii) 3% of monthly sales is payable if the Zennoa Sales Metric is between $6.0 million and $13.0 million, (iii) 4% of monthly sales is payable if the Zennoa Sales Metric is between $13.0 million and $15.0 million, and (iv) 5% of monthly sales is payable if the Zennoa Sales Metric is in excess of $15.0 million. The Company imputed interest at 3.9% on the $2.5 million of Zennoa Deferred Payments, which resulted in an initial carrying value of $2.1 million. The Company expects to pay the full obligation based on current sales trends.

Beginning at such time that the Fixed Payments and the Deferred Payments are paid in full and continuing through November 2026, the Company is obligated to begin making GI Payments. The amount of GI Payments due for each month is based on varying percentages starting at 2.0% if the Zennoa Sales Metric is at least $25.0 million, up to a maximum of 3.0% if the Zennoa Sales Metric is $45.0 million or higher. The Company determined that the probability of the Zennoa Sales Metric exceeding $25.0 million is remote and, accordingly, the Company did not recognize any carrying value for the obligation to make GI Payments.

Summary of Purchase Consideration

Presented below is a summary of the total purchase consideration for the LIMU business combination that was entered into on May 31, 2019 and the Zennoa business combination that was entered into on November 27, 2019 (in thousands):

	LIMU		Zennoa		Total
Cash paid to former owners on or about closing dates	$3,000		$800		$3,800
Business combination liabilities:
Zennoa Fixed Payments	-		1,450	(1)	1,450
Deferred consideration payable:
Undiscounted amounts	5,000		2,500		7,500
Discount for imputed interest	(783	)(2)	(435	)(2)	(1,218)
Net carrying value on closing date	4,217		2,065		6,282

Total purchase consideration	$7,217		$4,315		$11,532

(1)	The obligation to make Zennoa Fixed Payments does not provide a stated rate of interest. A discount for imputed interest was not recognized since the amount was not material.
(2)	The initial carrying value of obligations to pay deferred consideration was determined based on sales projections for the respective sales and distribution network of each acquired business. Interest was imputed on these obligations using interest rates ranging from 3.9% to 4.5% for the period from the closing dates until the estimated payment dates. The resulting discount is being accreted using the effective interest method.

8

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Purchase Price Allocations

Presented below is a summary of the purchase price allocations for the LIMU and Zennoa business combinations (in thousands):

	LIMU		Zennoa		Total
Identifiable assets acquired:
Inventories	$932	(1)	$160	(1)	$1,092
Intangible assets:
Sales and distribution networks	2,354	(2)	1,827	(2)	4,181
Brand and trade names	250	(2)	305	(2)	555
Property and equipment	119		221		340

Total identifiable assets acquired	3,655		2,513		6,168
Goodwill	3,562	(3)	1,802	(3)	5,364
Total purchase consideration	$7,217		$4,315		$11,532

(1)	The fair value of inventories was determined using both the “cost approach” and the “market approach”.
(2)	The fair value of identifiable intangible assets was determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset.
(3)	Goodwill is recognized for the difference between the total purchase consideration transferred to consummate the acquisitions and the fair value of the net identifiable assets acquired.

Business Combination Obligations

Presented below is a summary of activity related to business combination obligations for the 2020 Nine-Month Fiscal Period (in thousands):

	Deferred Consideration Payable			Fixed Payments
Business Acquired	Zennoa	LIMU	Nucerity (1)	Zennoa
Closing Date	11/27/19	5/31/19	3/18/18	11/27/19	Total

Balances, January 3, 2020	$2,065	$4,011	$-	$1,450	$7,526
Obligations incurred, net of discount (2)	-	-	-	-	-
Accretion of discount (3)	100	120	87	-	307
Cash payments	-	(396)	(87)	(600)	(1,083)
Balances, October 2, 2020	2,165	3,735	-	850	6,750
Less current portion (4)	270	540	-	850	1,660

Long-term portion	$1,895	$3,195	$-	$-	$5,090

(1)	For a description of the Nucerity business combinations, please refer to Note 2 to the Company’s audited financial statements for the fiscal years ended January 3, 2020 and December 28, 2018.
(2)	Interest was imputed on these obligations using rates ranging from 3.9% to 4.5% for the period from the closing dates until the estimated payment dates.
(3)	The discounts related to footnote (2) are being accreted using the effective interest method. Accretion of discount is included in interest expense in the accompanying unaudited condensed consolidated statements of operations.
(4)	The current portion of business combination liabilities is determined based on the scheduled maturity dates for the Zennoa Fixed Payments and based on the applicable percentages applied to sales projections for the respective sales and distribution network of each acquired business.

9

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Presented below is a summary of activity related to business combination obligations for the 2019 Nine-Month Fiscal Period (in thousands):

	Deferred Consideration Payable
Business Acquired	LIMU	Nucerity (1)	Total

Balances, December 28, 2018	$-	$4,031	$4,031
Obligations incurred, net of discount (2)	4,217	-	4,217
Accretion of discount (3)	79	150	229
Cash payments	(194)	(2,114)	(2,308)

Balances, September 27, 2019	$4,102	$2,067	$6,169

For an explanation of footnotes (1) through (3) please refer to the footnotes to the previous table.

Future Maturities of Business Combination Obligations

As of October 2, 2020, the estimated future payments, net of discount, for business combination obligations were as follows:

Years Ending December 31,	Zennoa Installment Debt	Deferred Consideration	Total

Remainder of 2020	$500	$149	$649
2021	350	840	1,190
2022	-	840	840
2023	-	840	840
2024	-	840	840
After 2024	-	2,391	2,391

Total	$850	$5,900	$6,750

NOTE 3 — OTHER FINANCIAL INFORMATION

Inventories

As of October 2, 2020 and January 3, 2020, inventories consisted of the following (in thousands):

	October 2,	January 3,
	2020	2020

Raw materials	$3,240	$2,584
Finished goods, net	13,792	12,893
Total inventories	$17,032	$15,477

Note Receivable

In July 2020, the Company entered into a secured promissory note (the “Note Receivable”) with an unrelated individual for $1.1 million. The Note Receivable provides for interest at 4.0% per annum commencing in September 2020 and is secured by (i) certain finished goods inventories owned by the unrelated individual’s business, and (ii) real estate consisting of a residence and approximately 18 acres of land. The Note Receivable provides for a maturity date in July 2021.

10

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Property and Equipment

Property and equipment consist of the following (in thousands):

	October 2,	January 3,
	2020	2020

Computer equipment	$2,232	$2,232
Leasehold improvements	1,533	1,556
Office furniture and equipment	348	455
Total property and equipment	4,113	4,243
Less accumulated depreciation	(3,373)	(3,269)

Property and equipment, net	$740	$974

Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	October 2,	January 3,
	2020	2020

Accrued commissions	$15,777	$14,800
Accrued inventory purchases	2,182	1,292
Ariix Opportunity Rewards payable	3,423	3,655
Accrued compensation and benefits	1,849	2,415
Provision for sales returns	1,700	1,250
Income taxes payable	726	1,111
Accrued sales taxes	709	1,092
Other accrued liabilities	3,039	2,476

Total accrued liabilities	$29,405	$28,091

Deferred Revenue and Product Returns

All amounts shown as deferred revenue at the end of Fiscal Year 2019 and Fiscal Year 2018 were recognized as revenue for the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period, respectively. Sales returns were less than 1.0% of revenue for each of the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period.

Shipping and Handling Costs

For the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period, shipping and handling fees are included in net revenue and amounted to $8.7 million and $8.5 million, respectively. Shipping and handling expenses are reported as a component of costs of goods sold.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expense in the accompanying consolidated statements of operations. Advertising expense totaled $2.3 million and $1.6 million for the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period, respectively.

Depreciation and Amortization Expense

Depreciation expense related to property and equipment and amortization expense related to identifiable intangible assets is as follows for the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period (in thousands):

	2020	2019

Depreciation of property and equipment	$342	$346
Amortization of identifiable intangible assets	986	182

Total	$1,328	$528

11

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 4 — INTANGIBLE ASSETS

Goodwill

As of October 2, 2020 and January 3, 2020, goodwill consists of the following by reporting unit (in thousands):

Reporting Unit

Nucerity	$3,968
LIMU	3,562
Zennoa	1,802

Total goodwill	$9,332

Identifiable Intangible Assets

Identifiable intangible assets consist of the following (in thousands):

	October 2, 2020			January 3, 2020
Identifiable Intangible Asset	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Sales and distribution networks	$5,673	$(704)	$4,969	$5,673	$(420)	$5,253
Internal use software	1,859	(1,153)	706	1,701	(798)	903
Brand and trade names	859	(135)	724	859	(71)	788

Total identifiable intangible assets	$8,391	$(1,992)	$6,399	$8,233	$(1,289)	$6,944

Assuming no future impairments or disposals, amortization expense for the above intangible assets is set forth below as of October 2, 2020 (in thousands):

Year Ending December 31,

Remainder of 2020	$281
2021	953
2022	926
2023	653
2024	653
Thereafter	2,933

Total	$6,399

NOTE 5 — DEBT

As of October 2, 2020 and January 3, 2020, debt consisted of the following (in thousands):

	October 2,	January 3,
	2020	2020

PPP Loan payable	$2,765	$-
Unsecured note payable to Member, interest at 12.0%, due December 2020	1,000	1,000

Total	3,765	1,000
Less current maturities	1,000	1,000

Long-term debt, net of current maturities	$2,765	$-

12

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

PPP Loan

On May 2, 2020, the Company entered into the PPP Loan pursuant to the Paycheck Protection Program under the CARES Act with Bank of America in an aggregate principal amount of approximately $2.8 million. The PPP Loan bears interest at a fixed rate of approximately 1.0% per annum, with the first six months of interest deferred, has a term of two years, and is unsecured and guaranteed by the U.S. Small Business Administration (“SBA”). The Company intends to apply to the lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent and mortgage obligations, and covered utility payments incurred by the Company during the permitted period beginning on May 2, 2020, calculated in accordance with the terms of the CARES Act. The Company’s eligibility for the PPP Loan, expenditures that qualify toward forgiveness, and the final balance of the PPP Loan that may be forgiven are subject to audit and final approval by the SBA. On November 13, 2020, the Company submitted its calculations and related support whereby management expects the entire loan will be forgiven. To the extent that all or part of the PPP Loan is not forgiven, the Company will be required to pay interest at 1.0% through the maturity date in May 2022. The terms of the PPP Loan provide for customary events of default including, among other things, payment defaults, breach of representations and warranties, and insolvency events. The PPP Loan may be accelerated upon the occurrence of an event of default, including if the SBA subsequently reaches an audit determination that the Company does not meet the eligibility criteria.

The PPP Loan is being accounted for under ASC 470, Debt whereby interest expense is being accrued at the contractual rate and future debt maturities will be based on the assumption that none of the principal balance will be forgiven. Forgiveness, if any, will be recognized as a gain on extinguishment if the lender legally releases the Company based on the criteria set forth in the debt agreement and the CARES Act.

NOTE 6 — MEMBERS’ EQUITY

The Company has two managers, Jeffrey Yates and Riley Timmer (the “Managers”). The Managers are authorized to acquire property, incur debt, enter into banking relationships and settle claims up to $1.0 million dollars without obtaining the consent of the Members. The amended and restated operating agreement provides for the designation of Members and Economic Interest Owners (collectively, “Equity Owners”) that share in profits, losses and distributions. The Company has six Members with aggregate equity ownership of 95% and full voting rights, and five Economic Interest Owners that are not entitled to voting rights and that have aggregate equity ownership of 5%. Profits and losses are generally allocated among the Equity Owners in accordance with their respective equity ownership percentages.

NOTE 7 — INCOME TAXES

For U.S. federal income tax purposes, the Company, as an LLC, previously was taxed as a partnership under the provisions of Subchapter K of the Internal Revenue Code. This partnership classification was in effect from the Company’s inception through March 12, 2020. During this period, the Company was not liable for U.S. federal and state income taxes and the income was allocated to its Members who were responsible for paying the U.S. federal and state income tax on such income. In 2020, the Company elected to be taxed as a C Corporation for U.S. tax purposes, effective March 13, 2020. Accordingly, the Company is subject to U.S. federal and state income taxes for taxable income generated beginning on March 13, 2020. The Company recognized an income tax benefit of $1.2 million relating to net deferred tax assets recognized upon the change in U.S. tax entity classification.

The Company’s provision for income taxes for the 2020 Nine-Month Fiscal Period resulted in an income tax benefit of $0.8 million, and an expense of $1.6 million for the 2019 Nine-Month Fiscal Period. The effective tax rate as a percentage of pre-tax income for the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period was a benefit of 6.3% and an expense of 10.3%, respectively, compared to the U.S. federal statutory rate of 21%. The difference between the effective tax rate that resulted in a benefit of 6.3% for the 2020 Nine-Month Fiscal Period and the statutory federal rate of 21% to pretax income primarily relates to the income tax benefit recognized due to change in entity classification discussed above, an income tax benefit recognized in connection with the transfer of intellectual property to the Company’s subsidiary in Malta, and favorable differences for taxes required in foreign jurisdictions that are levied at lower statutory rates. The difference between the effective tax rate of 10.3% of pre-tax income for the 2019 Nine-Month Fiscal Period and the statutory federal rate of 21% applicable to corporations primarily relates to (i) domestic operations that were not subject to income tax due to the Company’s U.S. tax classification as a partnership in 2019, (ii) taxes required in foreign jurisdictions that are levied on localized income at different statutory rates, and (iii) valuation allowances recorded on tax benefits from operating losses in foreign jurisdictions.

13

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Interim income taxes are based on an estimated annualized effective tax rate applied to the respective periods, adjusted for discrete tax items in the period in which they occur. Although the Company believes its tax estimates are reasonable, the Company can make no assurance that the final tax outcome of these matters will not be different from that which it has reflected in its historical income tax provisions and accruals. Such differences could have a material impact on the Company’s income tax provision and operating results in the period in which the Company makes such determination.

The total outstanding balance for liabilities related to unrecognized tax benefits was $0.2 million as of October 2, 2020, which is included in accrued liabilities in the accompanying unaudited condensed consolidated balance sheets as of October 2, 2020. There was no outstanding balance for liabilities related to unrecognized tax benefits as of January 3, 2020. The Company does not anticipate that unrecognized tax benefits will significantly increase or decrease within the next twelve months.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus known as COVID-19 was reported to have surfaced in China, and by March 2020 the spread of the virus resulted in a world-wide pandemic. By March 2020, the U.S. economy had been largely shut down by mass quarantines and government mandated stay-in-place orders (the “Orders”) to halt the spread of the virus. While these Orders were relaxed or lifted in different jurisdictions at various times during 2020, the overall impact of COVID-19 continues to have varied effects on business activities across the world. The Orders required some of the Company’s employees to work from home when possible, and other employees were entirely prevented from performing their job duties at times. The world-wide response to the pandemic has resulted in a significant downturn in economic activity and there is no assurance that government stimulus programs will successfully restore the economy to the levels that existed before the pandemic. In areas of Europe, the result of the pandemic has increased business as employees who have been furloughed or are laid off from other businesses, have been drawn to Ariix as a way to purchase quality products and earn commissions through selling. Europe has been successful in selling products over the internet or through social media which has not required face-to-face meetings. Other areas of the world have not grown as quickly as Europe and some, that rely on face-to-face selling such as China and Indonesia, have experienced a decline in sales. Overall, with a suite of products that boost immune systems, purify air quality, and other products that can be used to clean surfaces and kill bacteria and viruses, the Company continued to grow its business in 2020. However, no assurance can be provided that the Company will continue to increase its net revenue in the future.

Operating Leases

The Company leases office, storage and warehouse space in domestic and foreign regions under non-cancelable operating leases. These lease agreements expire between December 2020 and June 2025 and generally require the Company to pay executory costs such as real estate taxes, insurance and maintenance costs. As of October 2, 2020, future rent payments under operating lease agreements, exclusive of executory costs, are as follows (in thousands):

Years Ending December 31,

Remainder of 2020	$704
2021	1,670
2022	599
2023	165
2024	85
Thereafter	13

Total operating lease payments	$3,236

Rent expense under operating leases, including executory costs, totaled $2.6 million and $1.9 million for the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period, respectively.

Litigation, Claims and Assessments

In certain jurisdictions, legal and regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions, and may result in our inability to provide certain products and services to prospective customers.

From time to time, the Company may be a party to litigation and subject to claims incident to the ordinary course of business. Also the Company is currently undergoing a review of its operations in certain countries. Although the results of litigation, claims and assessments cannot be predicted with certainty, the Company currently believes that the final outcome of these ordinary course matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

14

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 9 — RELATED PARTY TRANSACTIONS

As discussed in Note 5, the Company had notes payable to Members of the Company of $1.0 million as of January 3, 2020 and October 2, 2020. Total interest expense on notes payable to Members amounted to $0.1 million for each of the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period.

The Company had product purchases from an entity affiliated with certain Members of the Company of $0.4 million for the 2019 Nine-Month Fiscal Period. These purchases related to a single product line and terminated during the 2019 Nine-Month Fiscal Period after the Company began using an unaffiliated supplier in Europe. The Company engaged a second entity affiliated with certain Members of the Company to perform rework services, including relabeling, repackaging, resealing and services, of $0.3 million for the 2019 Nine-Month Fiscal Period. The Company terminated this relationship in the first fiscal quarter of 2019 and began using existing warehousing partners to perform these services. The Company incurred $1.2 million for the 2019 Nine-Month Fiscal Period for purchases from a third entity affiliated with certain Members of the Company to develop, print and assemble Business Orientation System (“B.O.S.”) kits that new IPCs received upon enrollment in the business. In early 2020, the Company switched to an online B.O.S. kit and began using an unrelated party to manage the mobile application and the related services to deliver this B.O.S. kit.

NOTE 10 — FINANCIAL INSTRUMENTS AND SIGNIFICANT CONCENTRATIONS

Fair Value Measurements

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which it transacts and considers assumptions that market participants would use when pricing the asset or liability. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair measurement:

Level 1—Quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

Level 2—Other than quoted prices included in Level 1 that are observable for the asset and liability, either directly or indirectly through market collaboration, for substantially the full term of the asset or liability;

Level 3—Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

As of October 2, 2020 and January 3, 2020, the fair value of the Company’s cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued liabilities approximated their carrying values due to the short-term nature of these instruments. The recorded amounts for debt payable pursuant to business combinations discussed in Note 2 and the notes payable to Members discussed in Note 5 also approximated fair value due to the relatively short-term maturities and lack of changes in the Company’s credit risk. Due to the U.S. government guarantee and the otherwise unique terms of the PPP Loan discussed in Note 5, it was not possible to determine fair value of this debt instrument.

Recurring Fair Value Measurements

Except for obligations to pay deferred consideration in business combinations as discussed in Note 2, the Company does not have any assets or other liabilities carried at fair value on a recurring basis as of October 2, 2020 and January 3, 2020. The Company’s policy is to recognize asset or liability transfers among Level 1, Level 2 and Level 3 as of the actual date of the events or change in circumstances that caused the transfer. During the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period, the Company had no transfers of its assets or liabilities between levels of the fair value hierarchy.

15

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

Significant Concentrations

The Company maintains several bank accounts at varying financial institutions. Accounts at financial institutions based in the U.S. are federally insured up to $250,000. As of October 2, 2020, the Company had an aggregate of $2.7 million and $1.8 million with two financial institutions based in the U.S. As of January 3, 2020, the Company had an aggregate of $6.3 million and $3.0 million with these same two financial institutions based in the U.S. The Company had restricted cash with a single financial institution in China of approximately $3.0 million as of October 2, 2020 and $2.9 million and January 3, 2020. The Company has not experienced any losses from such accounts.

The Company attributes net revenue to geographic regions based on the location of the Company’s legal entity that owns the product on the date that title passes to the customer. The following table presents net revenue from sources in the Unites States and all other countries as a group for the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period (in thousands):

	2020	2019

United States of America	$63,833	$94,834
International	126,921	72,452

Net revenue	$190,754	$167,286

The Company has foreign operations including in Taiwan, Japan, Europe, Hong Kong, Australia, South Korea, Mexico, and China, in which the functional currencies are in Taiwan Dollars, Japanese Yen, Euros, Hong Kong Dollars, Australian Dollars, South Korean Won, Mexican Pesos, and Chinese Yuan, respectively. For financial statement purposes, these currencies are converted to U.S. Dollars, which is the financial reporting presentation currency. As such, the foreign operations are subject to foreign currency translation risk.

Credit risk with respect to accounts receivable is primarily associated with the various credit card processing companies that customers utilize to make purchases of the Company’s products.

NOTE 11 — CHANGE OF CONTROL

On September 30, 2020, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”), by and among NewAge, Inc. (the “Buyer”) and Ariel Merger Sub, LLC (“Merger Sub”), Ariel Merger Sub 2, LLC (“Merger Sub 2”), Ariix, LLC (“Ariix”), certain Members of Ariix (the “Sellers”), and Frederick W. Cooper, the principal Member of Ariix who serves as sellers agent (the “Sellers’ Agent”), pursuant to which the Buyer agreed to acquire the Company (the “Acquisition”). The Amended Merger Agreement contains customary representations, warranties, covenants and indemnities by the parties to such agreement and is subject to customary closing conditions, including, among other things, (i) the receipt of regulatory approvals, including applicable antitrust approvals, (ii) the accuracy of the respective parties’ representations and warranties, and (iii) material compliance by the parties with their respective covenants and obligations.

On November 13, 2020, in contemplation of the upcoming closing, the Sellers’ Agent was appointed as a member of Buyer’s Board of Directors. On November 16, 2020 (the “Closing Date”), the Buyer entered into a letter agreement (the “Waiver Letter”), by and among the Buyer, the Company, and the Sellers Agent. The Waiver Letter modified the Amended Merger Agreement, pursuant to which the Buyer agreed to acquire the Company, subject to the conditions and terms set forth therein. On January 29, 2021, the Buyer and the Sellers’ Agent entered into a letter of clarification (the “Clarification Letter”) that further explained the intent of the parties with respect to the assets conveyed and the merger consideration.

The Waiver Letter and the Letter Agreement provided that the Buyer, the Sellers and the Sellers Agent waived the payment of certain of the merger consideration set forth in the Amended Merger Agreement in exchange for the following:

●	On the Closing Date, the Buyer issued an aggregate of 19.7 million shares of its common stock to certain Members of the Company.
●	The Buyer agreed to pay $10.0 million of cash to the Members within two business days of the later of (x) the date that the Company delivers certain audited annual financial statements and unaudited interim financial statements to the Buyer, and (y) the date that the Buyer repays its credit facility. The Buyer repaid its credit facility on December 1, 2020, and the Company delivered the required audited and unaudited interim financial statements to the Buyer on February 1, 2020.

16

Ariix, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

●	Assuming Buyer receives approval from its stockholders for the issuance of its shares of common stock to settle merger consideration obligations, within 30 days after such approval the Buyer agreed to issue an aggregate of 11.7 million shares of its common stock to the Sellers Agent, certain Members, and certain employees of the Company.
●	On the six-month anniversary of the Closing Date, the Buyer agreed to pay “interim merger consideration” of $10.0 million to certain Members, subject to a working capital adjustment based on the balance sheet of the Company as of the Closing Date. The Company expects that the working capital adjustment will eliminate the requirement for the Buyer to make the “interim merger consideration” payment.
●	Assuming Buyer receives approval from its stockholders for the issuance of its shares of common stock, on the dates that are 12 months and 14 months after the Closing Date, the Buyer agreed to issue 25.0 million and 2.9 million shares of its common stock, respectively.
●	As set forth in the Clarification Letter, the Company’s restricted cash account with a balance of approximately $3.0 million as of October 2, 2020 was not an asset conveyed to the Buyer on the Closing Date.

If the Buyer fails to obtain approval from its stockholders for the issuance of its shares of common stock to settle merger consideration obligations after holding up to three stockholder meetings for such purpose, the Buyer will be required to pay up to $163.3 million in cash, consisting of approximately $141.0 million to the Members of Ariix, $12.3 million to the Sellers’ Agent, and up to $10.0 million for payments to employees of Ariix. The cash payments to the Members of Ariix and the Sellers’ Agent would be payable within 90 days of the third stockholders’ meeting.

Pursuant to the Amended Merger Agreement as modified by the Waiver Letter, on the Closing Date, Ariix merged with Merger Sub, with Ariix as the surviving entity and became a wholly-owned subsidiary of the Buyer. Subsequently, Merger Sub merged with and into Merger Sub 2 and remains a wholly-owned subsidiary of the Buyer. Accordingly, the Company experienced a change of control on the Closing Date.

NOTE 12 — SUBSEQUENT EVENTS

The Company has performed an evaluation of its subsequent events though February 1, 2021, which is the date the consolidated financial statements were available to be issued. In addition to the change of control discussed in Note 11, the following is a description of a subsequent event that occurred after October 2, 2020.

Japanese Sanction

On November 19, 2020, the Company’s subsidiary in Japan (the “Japanese Subsidiary”) received an order from the Japan Consumer Affairs Agency notifying it of a nine-month suspension for recruiting new distributors in Japan. For the 2020 Nine-Month Fiscal Period and the 2019 Nine-Month Fiscal Period, the Company recognized net revenue related to the Japanese Subsidiary of $33.7 million and $31.1 million, respectively. Management expects that the suspension of recruiting may result in a reduction in sales in Japan ranging from 70% to 80% for the nine-month suspension period. However, no assurance can be provided in this regard.

According to the order, the Japanese Subsidiary may continue to sell products to customers through existing distributors and may continue to attract new customers. Accordingly, the Japanese Subsidiary has refocused its efforts to attract new customers by introducing new products and a new customer program. The Japanese Subsidiary has terminated non-compliant distributors whose actions led to the sanction, and many other distributors have elected to terminate their relationship with the Japanese Subsidiary. The Japanese Subsidiary intends to file a lawsuit against those distributors whose actions led to the sanction.

17